UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Xcerra Corporation

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XCERRA CORPORATION

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 18, 2014

The Annual Meeting of Shareholders of Xcerra Corporation (the “Company”) will be held at the Company’s offices at 825 University Avenue, Norwood, Massachusetts 02062 on December 18, 2014, beginning at 10:30 a.m., Eastern Time, for the following purposes:

1.	To elect two members of the Board of Directors to serve for three-year terms as Class I Directors.

2.	To approve an advisory vote on the compensation of the Company’s named executive officers.

3.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2015.

4.	To approve an amendment to the Company’s Restated Articles of Organization and By-laws to implement majority voting for uncontested director elections.

5.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on October 15, 2014 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the Annual Meeting.

By	Order of the Board of Directors
COLIN J. SAVOY, Secretary

November 6, 2014

Whether or not you expect to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instruction as soon as possible to assure representation of your shares at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials, or Notice, that you received in the mail, the section titled Information About the Annual Meeting and Voting beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card. If you received these proxy materials in the mail and are returning a proxy card via the enclosed envelope, no postage need be affixed if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 18, 2014: This proxy statement and Xcerra Corporation’s 2014 annual report to shareholders are available at www.edocumentview.com/XCRA.

XCERRA CORPORATION

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

We have made these proxy materials available to you over the Internet, or have delivered paper copies of these materials to you by mail, in connection with the solicitation by the Board of Directors (the “Board”) of Xcerra Corporation (“Xcerra,” the “Company,” “we,” “our” or “us”) of proxies for use at the 2014 Annual Meeting of Shareholders to be held on December 18, 2014 at 10:30 a.m. Eastern Time, and any adjournments thereof (the “2014 Annual Meeting”). These materials include information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (“SEC”) and are designed to assist you in voting on the matters presented at the 2014 Annual Meeting. The proxy materials include our proxy statement for the 2014 Annual Meeting, our 2014 annual report to shareholders which includes our Annual Report on Form 10-K for the fiscal year ended July 31, 2014, and, if you received a paper copy of these materials, a proxy card or voting instruction card. If you received a Notice of Internet Availability of Proxy Materials, or Notice, please see “Notice and Access” below.

Notice and Access

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2014 annual report to shareholders, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the printed proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders commencing on or about November 6, 2014, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Solicitation of Proxies

Solicitation of proxies is expected to commence on November 6, 2014, and the cost thereof will be borne by the Company. Solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses. The Company’s directors, officers and employees may assist in the solicitation of proxies by Internet, telephone, mail and personal interview without additional compensation. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements and expenses that are not expected to exceed $13,000 in the aggregate.

Proposals to be Voted Upon

Proposal 1. To elect two members of the Board to serve for three-year terms as Class I Directors.

Proposal 2. To approve an advisory vote on the compensation of the Company’s named executive officers.

Proposal 3. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2015 (“fiscal 2015”).

Proposal 4. To approve an amendment to the Company’s Restated Articles of Organization and By-laws to implement majority voting for uncontested director elections.

Proposal 5. To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board recommends that you vote “FOR” the election of the two nominees listed in Proposal 1, each to serve for a three-year term as a Class I Director, “FOR” the advisory resolution approving the compensation of the Company’s named executive officers, “FOR” the ratification of the appointment of BDO USA, LLC as the Company’s independent registered public accounting firm for fiscal 2014 and “FOR” the proposal to amend the Company’s Restated Articles of Organization and By-laws to implement majority voting for uncontested director elections.

When your proxy is submitted via the Internet or by telephone or mail, your shares will be voted by the persons named as proxies in accordance with your instructions unless you revoke your proxy in advance of the 2014 Annual Meeting. You are urged to specify your voting instructions on your proxy. If you sign and return your proxy without instructions, your shares will be voted “FOR” election of each of the two nominees listed in Proposal 1 and “FOR” Proposals 2, 3, and 4, and in the discretion of the persons named as proxies as to other matters that may properly come before the 2014 Annual Meeting.

Voting Procedures

Any shareholder who owns shares of common stock of record (that is, holds its stock in its own name) may vote either in person at the 2014 Annual Meeting or by proxy. For directions to the location of the 2014 Annual Meeting, please call (781) 461-1000 and ask to speak to Investor Relations. To vote by proxy or to authorize the voting of shares, a shareholder of record may use one of the following methods:

•	Via the Internet—by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card;

•	Telephone Voting—by calling 1-800-652-VOTE(8683), 24 hours a day, 7 days a week, and by following the instructions on the proxy card; or

•	Mail—if you received your proxy materials by mail, by completing and returning the proxy card enclosed with those materials, signing and dating it and returning it in the provided envelope. The envelope requires no additional postage if mailed in the United States.

Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 17, 2014 to be represented at the 2014 Annual Meeting.

If you are a shareholder of record, whether or not you expect to be present in person at the 2014 Annual Meeting, you are requested to submit your proxy by Internet or by telephone or mail as soon as possible. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the 2014 Annual Meeting in person, you may vote by ballot at the meeting. If the shares you own are held in “street name” by a bank or brokerage firm (as opposed to directly by you as a shareholder of record), your bank or brokerage firm will provide voting instructions to you that may be used to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on the voting instruction form. If you want to vote in person at the 2014 Annual Meeting and you own your shares through a bank or brokerage firm, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the 2014 Annual Meeting.

Revocation of Proxies

A proxy may be revoked at any time before its use by notice in writing received by the Secretary of the Company at Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062, by executing a proxy with a later date, by authorizing a new vote over the Internet or by telephone or by attending and voting at the 2014 Annual Meeting. If a shareholder executes a proxy but is present at the 2014 Annual Meeting, and the shareholder wishes to vote in person, the shareholder may do so and will revoke its proxy by voting at the 2014 Annual Meeting. Shares represented by valid proxies, received in time for use at the 2014 Annual Meeting (in accordance with the times noted above for proxies delivered via the Internet or the telephone) and not revoked at or prior to the meeting, will be voted at the meeting.

Shareholders Entitled to Vote

Our only issued and outstanding class of voting securities is its common stock, par value $0.05 per share. The Board has fixed the close of business on October 15, 2014 as the record date for the 2014 Annual Meeting. Each shareholder of record on October 15, 2014 is entitled to one vote for each share registered in such shareholder’s name. As of that date, there were 54,072,673 shares of common stock issued and outstanding. Holders of common stock do not have cumulative voting rights.

Quorum and Votes Required

The holders of a majority in interest of all shares of our outstanding common stock entitled to vote at such meeting, represented at the 2014 Annual Meeting in person or by proxy, will constitute a quorum for the transaction of business at the 2014 Annual Meeting. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval and “broker non-votes”) will be counted for purposes of determining whether a quorum is present at the 2014 Annual Meeting.

Each of the director nominees must be elected by the affirmative vote of the holders of a plurality of our outstanding common stock present at the 2014 Annual Meeting in person or by proxy and voting on the proposal. As a result, the two nominees for election as a director who receive the highest number of votes will be elected. The majority vote standard, if approved as described in Proposal 4, would be applicable for the election of directors at our 2015 Annual Meeting of Shareholders or any earlier uncontested election of directors. Approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares of our outstanding common stock present at the 2014 Annual Meeting in person or by proxy and voting on the proposal. Proposals 2 and 3 are not binding on us but will be reviewed and considered by the Board. Approval of Proposal 4 requires the affirmative vote of two-thirds of the outstanding shares of common stock entitled generally to vote on the matter.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under applicable stock exchange rules, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to the proposals to be considered at the 2014 Annual Meeting which are considered to be “discretionary” matters under applicable stock exchange rules, but will not be allowed to vote your shares with respect to the proposals to be considered at the 2014 Annual Meeting which are considered to be “non-discretionary” matters under applicable stock exchange rules. The ratification of the appointment of the independent registered public accounting firm is a discretionary item. The election of directors, the advisory vote on the compensation of our named executive officers and the vote on an amendment to our Restated Articles of Organization and By-laws, are non-discretionary items. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to the election of directors, the advisory vote on the compensation of our named executive officers or the vote on an amendment to our Restated Articles of Organization and By-laws, your bank or brokerage firm will not be able to vote your shares on these particular matters. A “broker non-vote” occurs when your bank or brokerage firm submits a proxy for your shares (because the bank or brokerage firm has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank or brokerage firm either does not have authority to vote on that proposal and has not received voting instructions from you or has chosen not to exercise its authority to vote on a “discretionary” matter. “Broker non-votes” are not counted as votes for or against Proposals 1, 2 or 3 or as abstentions, nor are they counted to determine the number of votes cast for the particular proposal, and, accordingly, will have no effect on the voting for Proposals 1, 2 and 3 at the 2014 Annual Meeting. Any abstentions and “broker non-votes” with respect to Proposal 4 will have the effect of a vote against Proposal 4. “Broker non-votes” are counted for the purpose of determining a quorum for the 2014 Annual Meeting.

Shares that abstain from voting as to a particular matter will not be considered to have voted with respect to such matter and, accordingly, will have no effect on the voting for any of the matters to be voted on at the 2014 Annual Meeting.

PROPOSAL 1.

ELECTION OF DIRECTORS

Our By-laws provide for the classification of the Board into three classes, as equal in number as possible. The directors in each class serve for a three year term, with the terms of office of the respective classes expiring in successive years. Currently there is one director serving as a Class I Director, two directors serving as Class II Directors and three directors serving as Class III Directors. In order to rebalance the size of the Board classes, the Board has nominated David G. Tacelli, currently a Class III Director, for election as a Class I Director, and Bruce R. Wright, currently a Class I Director, for re-election as Class I Director at the 2014 Annual Meeting, each to hold office until the Annual Meeting of Shareholders to be held in 2017. In connection with his nomination as a Class I Director, Mr. Tacelli will tender a conditional resignation as a Class III Director, which will become effective only if he is elected at the 2014 Annual Meeting. If Mr. Tacelli is not elected as a Class I Director at the 2014 Annual Meeting, he will continue to serve as a Class III Director until the Annual Meeting of Shareholders to be held in 2016. Proxies may not be voted for a greater number of persons than the two nominees named in this proxy statement.

Unless a proxy is marked to withhold authority for the election of any or all of the nominees for Class I Directors, the persons named in the proxy will vote the shares represented by the proxy for the election of each of the nominees for Class I Directors. If the proxy indicates that the shareholder wishes to withhold a vote from a Class I Director nominee, such instructions will be followed by the persons named in the proxy. Management has no reason to believe that any of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxy will vote for the other nominees and may vote for a substitute for such nominee.

Set forth below is information for each of the nominees for Class I Directors to be elected at the 2014 Annual Meeting, and for each of the Class II Directors and Class III Directors who will continue to serve until the Annual Meetings of Shareholders to be held in 2015 and 2016, respectively.

Nominees to Serve a Three-Year Term Expiring at the 2017 Annual Meeting of Shareholders (Class I Directors)

Name	Business Affiliations
Bruce R. Wright	Mr. Wright, age 66, has served as a director of the Company since August 2008 when he was elected in connection with the merger with Credence. Since June 1999, Mr. Wright has been Senior Vice President, Finance, Chief Financial Officer and Secretary of Ultratech, Inc., a photolithography and laser thermal processing equipment company. From May 1997 to May 1999, Mr. Wright served as Executive Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency (RF) amplifier company. From November 1994 through May 1997, Mr. Wright was Senior Vice President of Finance and Administration, and Chief Financial Officer of Tencor Instruments until its acquisition by KLA Instruments Corporation in 1997, which formed KLA-Tencor Corporation, and from December 1991 through October 1994, Mr. Wright was Vice President and Chief Financial Officer of Tencor Instruments. We believe that Mr. Wright’s experience as chief financial officer of numerous technology companies allows him to be a key contributor to the Board.

Name	Business Affiliations
David G. Tacelli	Mr. Tacelli, age 55, was elected a director of the Company in November 2005 and has been Chief Executive Officer of the Company since November 2005. He has also served as President of the Company since May 2002 and served as Chief Operating Officer from May 2002 to November 2005. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining the Company, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions. As our Chief Executive Officer, we believe that Mr. Tacelli’s detailed knowledge of the Company provides a critical contribution to the Board.

Directors Serving a Three-Year Term Expiring at the 2015 Annual Meeting of Shareholders (Class II Directors)

Name	Business Affiliations
Roger W. Blethen	Mr. Blethen, age 63, has been a director since 1980 and has served as Chairman of the Board since December 2008. Mr. Blethen also served as Chairman of the Board from December 2001 until the merger with Credence in August 2008. He was Chief Executive Officer of the Company from September 1996 until November 2005. Mr. Blethen was President of the Company from 1994 to 1996 and a Senior Vice President of the Company from 1985 until 1994. Mr. Blethen was a founder of the Company and served in a number of senior management positions with the Company since its formation in 1976. Mr. Blethen serves as a director for various private companies, including Diablo Technologies, Inc. and MEMSIC, Inc. Mr. Blethen also served as a director of MEMSIC, Inc. while it was a publicly traded company from 2005 until MEMSIC, Inc. consummated its merger with, among others, MZ Investment Holdings Limited, in September of 2013. As our founder and former Chief Executive Officer, we believe that Mr. Blethen’s detailed knowledge of the Company and the automatic test industry provides a critical contribution to the Board.

Roger J. Maggs	Mr. Maggs, age 68, has been a director of the Company since 1994. Mr. Maggs was a partner at Celtic House Venture Partners, a private equity investment firm, until he retired in September 2013. He has held senior positions with that firm since 1994. Mr. Maggs was a Vice President of Alcan Aluminum Limited from 1986 until 1994. Mr. Maggs currently sits on the board of directors and serves as Chairman of Sandvine, Inc., a company traded on the London Stock Exchange, and the Toronto Stock Exchange, a position he has held since prior to its initial public offering on the London Stock Exchange. Mr. Maggs also sits on the board of Spectra7, a company traded on the Toronto Stock Exchange. We believe that Mr. Maggs’ expertise as the founder and active partner in a venture capital firm, and his years of service as a director for over thirty private and public companies allows him to be a key contributor to the Board.

Directors Serving a Three-Year Term Expiring at the 2016 Annual Meeting of Shareholders (Class III Directors)

Name	Business Affiliations
Mark S. Ain	Mr. Ain, age 71, has been a director of the Company since 2001 and has served as Lead Independent Director since June 2010. Since founding Kronos Incorporated, a workforce management company in 1977, Mr. Ain has held the position of Chairman and, until 2005, Chief Executive Officer. Mr. Ain serves as a director of Kronos Incorporated, KVH Industries, Inc., and various private companies. He is also active on several professional and charitable boards. We believe that Mr. Ain’s previous experience as a chief executive officer, his service on numerous boards of directors, and his entrepreneurial and technical backgrounds allow him to be a key contributor to the Board.

Jorge L. Titinger	Mr. Titinger, age 53, was elected a director of the Company in August 2012. Mr. Titinger currently serves as president, chief executive officer, and a member of the board of directors of Silicon Graphics International Corp., a position he has held since February 2012. Mr. Titinger served as president and chief executive officer of Verigy Ltd. from January 2011 until October 2011, as president and chief operating officer of Verigy Ltd. from July 2010 to January 2011, and as chief operating officer of Verigy Ltd. from June 2008 to July 2010. Verigy Ltd. was acquired by Advantest Corporation in July 2011 and Mr. Titinger continued to serve in a transitional role following the acquisition until October 2011 as president and chief executive officer of Verigy Ltd., then a subsidiary of Advantest Corporation. Prior to his service at Verigy Ltd., Mr. Titinger held executive positions at FormFactor, Inc. from November 2007 to June 2008 and KLA-Tencor Corporation from December 2002 to November 2007. Mr. Titinger holds B.S. and M.S. degrees in Electrical Engineering and an M.S. degree in Engineering Management from Stanford University. We believe that Mr. Titinger’s board and executive level experience in the automatic test equipment and semiconductor capital equipment industries allow him to be a key contributor to the Board.

The Board recommends that you vote “FOR” the election of each of the nominees as Class I Directors.

PROPOSAL 2.

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our executive officers as disclosed in this proxy statement, whom we refer to as our “named executive officers,” in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This proposal gives our shareholders the opportunity to express their view on our overall executive compensation programs and policies for the named executive officers for the fiscal year ended July 31, 2014 (“fiscal 2014”). The Board recognizes that providing shareholders with an advisory vote on executive compensation may produce useful information on investor sentiment with regard to our executive compensation programs. We currently hold an advisory vote to approve the compensation paid to our named executive officers on an annual basis. Our next advisory vote on the frequency of future executive compensation advisory votes will take place on or before the 2017 annual meeting of shareholders.

The Board has implemented an executive compensation program for fiscal 2014 that is intended to reward performance based on goals established by the Board. The Board seeks to foster a performance-oriented environment by tying a significant portion of each executive officer’s compensation to performance metrics that the Board has determined are important to our company and our shareholders. In fiscal 2014, these performance metrics were tied to the achievement of specified integration goals with respect to our acquisition of the Everett Charles Technology and Multitest businesses from Dover Printing & Identification, Inc. and its specified affiliates (the “Acquisition”), as measured by adjusted earnings during the period following the closing of the Acquisition through July 31, 2014, and annualized cost savings realized from the Acquisition.

The Board has designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our executive compensation program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our shareholders.

We believe that our compensation programs are aligned with the long-term interests of our shareholders. We believe that equity awards serve to align the interests of our executives with those of our long-term shareholders by encouraging long-term performance and incentivizing our executives to increase shareholder value. As such, equity awards are a key component of our executive compensation program. In fiscal 2014, equity awards, which are all restricted stock unit (“RSU”) awards, represented between 35% and 58% of our named executive officers’ aggregate compensation.

We provide a competitive executive compensation program for our industry. The Compensation Committee of the Board, with periodic assistance from compensation consultants, annually reviews our executive compensation program to ensure that it is competitive with the companies in our industry with which we compete for executive talent. We target the median of our comparison group for our overall executive compensation levels, including base salary, provide equity grants with four-year vesting periods that highlight the importance of long-term performance and align executive officer compensation with the long-term interests of the shareholders and provide executives with a variable cash incentive plan that only pays if we generate adjusted net income before taxes, but also rewards executives for superior financial and operational performance. We feel that this level and mix of executive compensation enables us to attract and retain the executive talent necessary to meet our business objectives while appropriately aligning the interests of our executives with the interests of our shareholders.

We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Our compensation programs are built upon our strong corporate governance framework, described elsewhere in this proxy statement, and demonstrated, in part, by our policies prohibiting our directors and executive officers from hedging their economic interests in our securities and from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales or buying or selling put or call options.

Our executive compensation program resulted in compensation for our named executive officers that reflects the achievement of the performance metrics associated with the Acquisition in fiscal 2014. For the period commencing on the closing of the Acquisition through July 31, 2014, we achieved pro-forma earnings, before interest and taxes and excluding specified accruals, amortization expenses and other one-time charges above the target established by our Compensation Committee, and realized over $15 million in annualized cost savings from the Acquisition. Accordingly, due to the inclusion of variable cash compensation in the total compensation paid to our named executive officers, the overall compensation for our named executive officers for fiscal 2014 increased as compared to the overall compensation for our named executive officers for fiscal 2013. Annual base salaries for Messrs. Tacelli and Rondé remained the same in fiscal 2014 as compared to fiscal 2013, while the annual base salaries for Messrs. Gallenberger and Wigley increased, effective March 1, 2014, to reflect their new roles and responsibilities following the Acquisition. The annual RSU grants to the named executive officers remained the same in fiscal 2014 as compared to fiscal 2013, with the total value of such grants (based on the fair market value of the award as of the determination date) being substantially the same. In February 2014, the Compensation Committee of the Board awarded additional RSU grants to Messrs. Tacelli and Gallenberger in recognition of their efforts in connection with the consummation of the Acquisition and to Messrs. Rondé and Wigley in recognition of their new roles and responsibilities.

The “Compensation of Executive Officers” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board with respect to fiscal 2014.

The Board recommends that our shareholders approve the following non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding on the Company or the Board. The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committee thereof). However, the Compensation Committee and the Board value the opinions expressed by the shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board recommends a vote FOR the advisory resolution approving the compensation of our named executive officers as described in this proxy statement.

PROPOSAL 3.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2015. We are asking shareholders to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the appointment of BDO USA, LLP to our shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the appointment of BDO USA, LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in our company’s and our shareholders’ best interest.

Representatives of BDO USA, LLP are expected to be present at the 2014 Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from shareholders.

The Board recommends that you vote “FOR” the appointment of BDO USA, LLP as the

Company’s independent registered public accounting firm for fiscal 2015.

PROPOSAL 4.

AMENDMENT TO RESTATED ARTICLES OF ORGANIZATION AND BY-LAWS TO IMPLEMENT MAJORITY VOTING FOR UNCONTESTED DIRECTOR ELECTIONS

The Board has adopted an amendment to our Restated Articles of Organization, as amended (“Articles of Organization”), and By-laws to provide that a candidate in an uncontested election for director will be elected as a director only if the votes cast for his or her election exceed the votes cast against his or her election. In contested elections, the vote standard would continue to be a plurality of votes cast. The Board recommends that our shareholders approve these proposed amendments to our Articles of Organization and Bylaws as described in this proposal.

Current Standard

Massachusetts law provides that, unless otherwise specified in a company’s articles of organization or by-laws, directors are elected by a plurality of the votes cast. The Company’s By-laws today include this plurality standard for the election of directors by shareholders, so a director nominee with the most votes cast in his or her favor is elected, notwithstanding any withheld votes.

Description of Proposed Amendments

The proposed amendments to our Articles of Organization and By-laws to implement majority voting are set forth in Appendix A to this proxy statement. The proposed amendment to our Articles of Organization is an enabling provision, which permits the amendment of the By-laws that implements the majority vote standard in director elections other than contested elections.

If these amendments to our Articles of Organization and By-laws are not approved, the existing plurality vote standard in the By-laws will remain in effect.

Reasons for the Recommendation

Shareholders of many public companies have recently urged that directors be required to receive a majority of the votes cast in favor of their election, rather than be elected under the plurality voting standard. In response, a number of public companies have adopted charter or by-law provisions requiring a majority vote standard, or a by-law or policy requiring a director who does not receive such a majority to submit his or her resignation from the board. Such a post-election resignation policy or by-law is designed to address what happens to a director who failed to receive sufficient votes for reelection but whom, under state law, would otherwise remain in office until his or her successor is elected at the next annual meeting or until there is a decrease in the number of directors.

At the 2013 Annual Meeting, our shareholders approved a shareholder proposal requesting that the Board initiate a process to amend our Articles of Organization and/or By-laws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at a meeting of the shareholders, with a plurality vote standard retained for contested director elections. To be responsive to the desires of our investors, the Board recommends that our shareholders vote in favor of the proposed amendment to our Articles of Organization and By-laws set forth in this proxy statement to implement a majority voting standard.

Effectiveness of Amendments

If approved, the amendment of our Articles of Organization will become effective upon the filing of Articles of Amendment to Articles of Organization with the Secretary of the Commonwealth of Massachusetts. We would make that filing promptly after approval of this proposal at the 2014 Annual Meeting. The amendment of our By-laws would be effective at the same time. The new majority vote standard would then be applicable to the election of directors at the 2015 Annual Meeting (if uncontested). In addition, in the event the proposed amendment to our Articles of Organization and By-laws is approved by our shareholders at the 2014 Annual Meeting, our corporate governance guidelines will be updated to require that each incumbent director, as a condition to being nominated by the Board for re-election as a director, deliver to the Board an irrevocable resignation from the Board that will become effective if, and only if, both (1) in the case of an uncontested election, he or she does not receive a greater number of votes “for” his or her election than votes “against” his or her election and (2) the Board determines to accept such resignation in accordance with our director election policy.

Vote Required

This proposal to amend our Articles of Organization and the By-laws must be approved by the holders of two-thirds of the outstanding shares of common stock entitled to vote on matters set forth in this proposal. Abstentions and “broker non-votes” will have the effect of a vote against this proposal.

The Board recommends that you vote “FOR” this proposal to amend our Articles of

Organization and By-laws to implement majority voting for uncontested director elections.

CERTAIN SHAREHOLDERS

The following table sets forth, as of September 30, 2014 (unless otherwise noted), the amount and percentage of our outstanding common stock beneficially owned by:

•	each person known by us to beneficially own more than 5% of our outstanding common stock;

•	each executive officer named in the Summary Compensation Table on page 35;

•	each director; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules promulgated by the SEC. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, shares of common stock subject to options held by that person or entity that are exercisable, and shares of common stock subject to RSUs that vest, within sixty days after September 30, 2014 are deemed outstanding. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. The address for all of our executive officers and directors is in care of Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Percent of common stock outstanding is based on 54,072,673 shares of common stock outstanding as of September 30, 2014.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(4)	Percent of Common Stock
Royce & Associates, LLC (1)	3,325,123	6.1%
BlackRock, Inc.(2)	2,960,415	5.5%
David G. Tacelli	657,809	1.2%
Mark J. Gallenberger	241,665	*
Peter Rood (3)	173,935	*
Pascal Rondé	88,750	*
Mark S. Ain	66,133	*
Roger W. Blethen	64,509	*
Bruce R. Wright	57,870	*
Stephen R. Wigley	51,500	*
Roger J. Maggs	44,026	*
Jorge Titinger	14,687	*
All directors and executive officers as a group (10 persons)	1,460,884	2.7%

*	Less than 1%
(1)	The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151. Beneficial ownership is derived from a Schedule 13G/A filed on January 10, 2014.
(2)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. has sole voting power with respect to 2,816,719 of the shares and sole dispositive power with respect to all of the shares. Beneficial ownership is derived from a Schedule 13G/A filed on January 29, 2014.
(3)	Mr. Rood retired from the Company on October 31, 2013.
(4)	Includes the following numbers of shares underlying options which are presently vested and options and RSUs that vest within 60 days after September 30, 2014: Mr. Tacelli (67,220 shares), Mr. Gallenberger (45,849 shares), Mr. Blethen (41,416 shares), Mr. Ain (21,332 shares), Mr. Wright (15,268 shares), Mr. Maggs (26,999 shares), Mr. Wigley (9,667 shares), Mr. Titinger (12,000 shares), Mr. Rondé (10,000 shares), and all directors and executive officers as a group (249,751 shares).

CORPORATE GOVERNANCE

Board Composition and Board Meetings

The Board currently consists of six directors. During fiscal 2014, the Board held a total of six meetings and took action by unanimous written consent in lieu of a meeting one time. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees on which he or she served held during fiscal 2014. Our policy is to encourage the members of the Board to attend annual meetings. One director attended the 2013 Annual Meeting of Shareholders.

Board Committees

Compensation Committee

The Board has a standing Compensation Committee which met five times during fiscal 2014. The Compensation Committee determines the compensation of all our executive officers and recommends the compensation policies for other officers and employees. The Compensation Committee is also responsible for considering the impact of our compensation programs on our risk profile, and reviewing and administering our incentive compensation plans, equity incentive programs and other benefit plans. It periodically reviews and makes recommendations to the Board with respect to director compensation. In determining the compensation of executive officers other than the Chief Executive Officer, the role our Chief Executive Officer plays is to attend and propose the agenda for meetings, provide recommendations to the Compensation Committee regarding all significant elements of compensation paid to the other executive officers, participate in the Compensation Committee’s discussions regarding the compensation of the other executive officers and provide his evaluation of the performance of the other executive officers.

Messrs. Ain and Titinger constituted the all of members of the Compensation Committee in fiscal 2014. Mr. Ain serves as the Chairman of the Compensation Committee. Each director that served on the Compensation Committee during fiscal 2014 is, and was considered, an independent director as defined under applicable rules of The NASDAQ Stock Market (“NASDAQ”), including the independence requirements contemplated by Rule 10C-1 under the Exchange Act. The Compensation Committee acts under the terms of a written charter. We have posted a copy of the Compensation Committee charter on our website, which is located at www.xcerra.com. For more information regarding the Compensation Committee, please refer to “Compensation of Executive Officers” beginning on page 21.

The Board has a standing Audit Committee which met five times during fiscal 2014. The Audit Committee assists the Board in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications and independence and the performance of our registered public accounting firm. Messrs. Blethen, Maggs and Wright constituted all of the members of the Audit Committee during fiscal 2014. Each member of the Audit Committee is an independent director as defined under applicable rules of NASDAQ, including the independence requirements contemplated by Rule 10A-3 under the Exchange Act. Mr. Wright serves as the Chairman of the Audit Committee and is an “audit committee financial expert” as defined by the SEC’s rules.

The Audit Committee acts under the terms of a written charter which is posted on our website at www.xcerra.com. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” on page 20.

Corporate Governance and Nominating Committee

The Board has a standing Corporate Governance and Nominating Committee which met four times during fiscal 2014. The Corporate Governance and Nominating Committee is responsible for overseeing corporate governance principles applicable to us, recommending to the Board the persons to be nominated for election as directors and determining the membership of Board committees. The members of the Corporate Governance and Nominating Committee during fiscal 2014 were Messrs. Ain, Blethen, Maggs, Titinger, and Wright. Mr. Ain serves as Chairman of the Corporate Governance and Nominating Committee and all members are independent directors as defined by applicable NASDAQ rules. A copy of the Corporate Governance and Nominating Committee Charter is posted on our website at www.xcerra.com.

Board Determination of Independence

The Board has determined that each member of the Compensation, Audit and Corporate Governance and Nominating Committees is independent as defined under applicable SEC and NASDAQ rules including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 of the Exchange Act and, in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act. In addition, all of the members of the Audit Committee otherwise satisfy NASDAQ’s eligibility requirements for Audit Committee membership.

Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that none of Messrs. Ain, Blethen, Maggs, Titinger or Wright has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined by NASDAQ rules.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve our best interests and the best interests of our shareholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide, among other things, that:

•	the Board’s principal responsibility is to oversee our management;

•	a majority of the members of the Board shall be independent directors;

•	if the Chairman of the Board is not independent, the Corporate Governance and Nominating Committee may designate an independent director to serve as Lead Independent Director;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	the Corporate Governance and Nominating Committee shall oversee an annual self-evaluation of the Board to determine whether they are functioning effectively.

In addition, in the event the proposed amendment to our Articles of Organization and By-laws as contemplated by Proposal 4 is approved by our shareholders at the 2014 Annual Meeting, our corporate governance guidelines will be updated to require that each incumbent director, as a condition to being nominated by the Board for re-election as a director, deliver to the Board an irrevocable resignation from the Board that will become effective if, and only if, both (1) in the case of an uncontested election, he or she does not receive a greater number of votes “for” his or her election than votes “against” his or her election and (2) the Board determines to accept such resignation in accordance with our director election policy.

A copy of our current Corporate Governance Guidelines is posted on our website at www.xcerra.com.

Board Leadership Structure

The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that, at the current time, we should have a Chairman of the Board and a Lead Independent Director who are separate from our Chief Executive Officer. Accordingly, the Board has appointed Mr. Blethen as Chairman of the Board and Mr. Ain as Lead Independent Director. Mr. Blethen’s duties as Chairman of the Board include the following:

•	Meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	Facilitating communications between other members of the Board and the Chief Executive Officer;

•	Preparing or approving the agenda for each Board meeting; and

•	Determining the frequency and length of Board meetings and recommending when special meetings of the Board should be held.

Mr. Ain’s duties as Lead Independent Director include the following:

•	Chair any meeting of the independent directors in executive session;

•	Facilitate communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer; however, each director is free to communicate directly with the Chairman of the Board and with the Chief Executive Officer;

•	Work with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board; and

•	Otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

The Board decided to separate the roles of Chief Executive Officer and Chairman of the Board/Lead Independent Director because it believes that the leadership structure offers the following benefits:

•	Increases the independent oversight of the Company and enhances the Board’s objective evaluation of the Chief Executive Officer;

•	Enables the Chief Executive Officer to focus on Company operations instead of Board administration;

•	Provides the Chief Executive Officer with an experienced sounding board;

•	Provides greater opportunities for communication between shareholders and the Board;

•	Enhances the independent and objective assessment of risk by the Board; and

•	Provides an independent spokesperson for the Company.

Director Candidates

The process followed by the Corporate Governance and Nominating Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Corporate Governance and Nominating Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee applies criteria it deems appropriate for the Board. These criteria may include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interest of all shareholders. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria set forth above. In addition, the Nominating and Corporate Governance Committee considers the existing directors’ performance on the Board and any committee upon which such director serves.

The director biographies on pages 5 through 7 indicate each nominee’s experience, qualifications, attributes and skills that led the Corporate Governance and Nominating Committee and the Board to conclude he or she should continue to serve as a director. The Corporate Governance and Nominating Committee and the Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of the Board as a whole.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but believes that the Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the Corporate Governance and Nominating Committee also takes into consideration the diversity (with respect to gender, race and national origin) of Board members. The Committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Shareholders may recommend individuals to the Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Corporate Governance and Nominating Committee, c/o Secretary, Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Assuming that appropriate biographical and background material has been provided on a timely basis, the Corporate Governance and Nominating Committee will evaluate shareholder recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Shareholders also have the right to directly nominate director candidates, without any action by the Corporate Governance and Nominating Committee or the Board, by submitting a written notice to the Secretary of the Company at the same address in accordance with the procedures set forth in our By-laws. These procedures are described in the section of this proxy statement entitled “Shareholder Proposals.”

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The Chairman of the Corporate Governance and Nominating Committee, with the assistance of the Company’s Secretary, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Corporate Governance and Nominating Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Secretary, Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062.

Code of Ethics

We have adopted a code of ethics that applies to all directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. The text of the code of ethics (known as the “Business Conduct and Ethics Policy”) is posted on our website at www.xcerra.com. We intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Oversight of Risk

The Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of the Board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, the Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; the Compensation Committee oversees risk management activities relating to our compensation policies and practices; the Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; and the Corporate Governance and Nominating Committee oversees risk management activities relating to Board composition and management succession planning. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks.

Compensation Committee Interlocks and Insider Participation

Messrs. Ain and Titinger served on the Compensation Committee during fiscal 2014. None of the members of the Compensation Committee had interlocking or other relationships with other boards or with the Company during fiscal 2014 that require disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of the Compensation Committee receives compensation, directly or indirectly, from the Company in any capacity other than as a director.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Independent Registered Public Accounting Firm’s Fees

Below is a summary of the fees billed to us by BDO USA, LLP, our independent registered public accounting firm, during fiscal 2013 and fiscal 2014:

Audit Fees

The aggregate fees billed by BDO USA, LLP and its affiliates for professional services rendered for the audit of our annual financial statements for fiscal 2014, including foreign statutory filings, the audit of our internal control over financial reporting as of July 31, 2014, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2014, were $1,221,801. The aggregate fees billed by BDO USA, LLP for professional services rendered for the audit of our annual financial statements for fiscal 2013, including foreign statutory filings, the audit of our internal control over financial reporting as of July 31, 2013, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2013 were $637,107.

Audit-Related Fees

The aggregate fees billed by BDO USA, LLP for audit-related services performed in each of fiscal 2014 and fiscal 2013 were $0 and $0, respectively.

Tax Fees

The aggregate fees billed by BDO USA, LLP for tax services performed in fiscal 2014 and fiscal 2013 were $13,682 and $20,000, respectively, consisting of tax planning consultations.

All Other Fees

The aggregate fees billed by BDO USA, LLP for services other than those described above for fiscal year 2014 were $8,000, consisting of fees related to excise and tax liability analysis under Sections 280G and 4999 of the Internal Revenue Code (the “Code”). There were no such other fees billed for fiscal year 2013.

All of the above services provided by BDO USA, LLP and its affiliates were approved by the Audit Committee. All of the work performed by BDO USA, LLP and its affiliates was performed by their full-time employees.

The Audit Committee has determined that the services provided by BDO USA, LLP and its affiliates as set forth herein are compatible with maintaining BDO USA, LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval must be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2014 with our management and BDO USA, LLP. The Audit Committee also discussed with BDO USA, LLP the matters required to be discussed by the statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP their independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2014.

AUDIT COMMITTEE

Bruce R. Wright (Chair)
Roger W. Blethen
Roger J. Maggs

EXECUTIVE OFFICERS

Executive Officers of the Company

Our executive officers as of the date of this proxy statement are as follows:

Executive Officer	Age	Position
David G. Tacelli	55	President and Chief Executive Officer
Mark J. Gallenberger	50	Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer
Pascal Rondé	52	Senior Vice President, Global Customer Team

Executive officers are appointed by and serve at the discretion of the Board.

David G. Tacelli was appointed Chief Executive Officer of the Company effective November 1, 2005. He has also served as President of the Company since May 2002 and previously served as Chief Operating Officer from May 2002 to November 2005. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining LTX, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Mark J. Gallenberger was appointed Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company effective March 1, 2014. Mr. Gallenberger previously served as the Company’s Vice President, Chief Financial Officer and Treasurer from October 2000 to February 28, 2014. Prior to joining the Company, Mr. Gallenberger was a Vice President with Cap Gemini, Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Prior to joining Cap Gemini, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group.

Pascal Rondé was appointed Senior Vice President, Global Customer Team effective March 1, 2014. Mr. Rondé previously served as the Company’s Vice President, Global Field Operations from January 2012 to February 28, 2014. Prior to joining the Company, Mr. Rondé was Vice President of Sales, Service and Support for the Automated Test Group of the Hewlett-Packard Company (HP) spinoff, Agilent Technologies. Renamed Verigy upon going public, it was acquired by Advantest in July 2011. Mr. Rondé joined HP in 1991 as a sales engineer for semiconductor test and served in progressively more responsible sales management positions, including European business manager for semiconductor test and in 1999, he was promoted to General Manager for the High Volume Manufacturing Test Customer Team in Europe. Prior to joining HP, Mr. Rondé was employed by Saintel, a French distributor of ATE and ATE-related companies.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Industry Background and Compensation Philosophy

The semiconductor capital equipment industry in which we operate is highly cyclical, with the industry swings having a direct and significant impact on our performance, and accordingly, the compensation paid to our named executive officers. In response to the challenge created by this cyclicality, the Compensation Committee has adopted a compensation program that is intended to attract, retain and motivate the best possible executive talent, promote the achievement of key operational and financial performance measures, and align the executives’ incentives with the creation of shareholder value, while achieving a balance between incentive-based and fixed compensation to address the challenges of operating in a highly cyclical industry.

The compensation program for fiscal 2014 provides a base salary that is targeted at the median of our peer group (discussed below in the section titled “Benchmarking”); a variable cash incentive component that is tied to the achievement of specified integration goals with respect to our acquisition of the Everett Charles Technology and Multitest businesses from Dover Printing & Identification, Inc. and its specified affiliates (the “Acquisition”), as measured by adjusted earnings during the period following the Acquisition through July 31, 2014 and annualized cost savings realized from the Acquisition; and an equity component with four-year vest periods that link long-term executive interests with the long-term interests of our shareholders.

Our executive compensation program resulted in compensation for our named executive officers that reflects the achievement of the performance metrics associated with the Acquisition in fiscal 2014. For the period commencing on the closing of the Acquisition through July 31, 2014, we achieved targeted pro-formal earnings before interest and taxes and excluding specified accruals, amortization expenses and other one-time charges, and realized over $15 million in annualized cost savings from the Acquisition. Accordingly, due to the inclusion of variable cash compensation in the total compensation paid to our named executive officers, the overall compensation for our named executive officers for fiscal 2014 increased as compared to the overall compensation for our named executive officers for fiscal 2013. Annual base salaries for Messrs. Tacelli and Rondé remained the same in fiscal 2014 as compared to fiscal 2013. Mr. Gallenberger’s annual base salary increased from $380,400 in fiscal 2013 to $410,000 in fiscal 2014, as a result of his promotion to the position of Senior Vice President, Chief Operating Officer and Chief Financial Officer of the Company following the completion of the Acquisition. Mr. Wigley’s annual base salary increased from $260,000 in fiscal 2013 to $275,000 in fiscal 2014 in recognition of his changed rolls and responsibilities following the completion of the Acquisition, including his transition from Vice President of Marketing to Vice President of our semiconductor ATE group. The annual RSU grants to the named executive officers remained the same in fiscal 2014 as compared to fiscal 2013, with the total value of such grants (based on the fair market value of the award as of the determination date) being substantially the same. In February 2014, the Compensation Committee of the Board awarded additional RSU grants to Messrs. Tacelli and Gallenberger in recognition of their efforts in connection with the consummation of the Acquisition and to Messrs. Rondé and Wigley in recognition of their new roles and responsibilities. Mr. Rood, who retired on October 1, 2013, was not granted RSUs in fiscal 2014.

Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	attract, retain and motivate the best possible executive talent;

•	align executive compensation with our corporate business objectives and operational goals;

•	promote the achievement of key operational and financial performance measures by linking cash incentives to the achievement of measurable corporate goals established by the Compensation Committee;

•	align executives’ incentives with the long-term creation of shareholder value through the granting of equity awards with four-year vesting conditions; and

•	achieve a balance, appropriate for the circumstances in each particular year, between incentive-based compensation (which will significantly fluctuate in the highly cyclical semiconductor industry), and fixed compensation that supports our long-term employee retention efforts.

The following table lists the elements of our executive compensation program and which of the objectives of our executive compensation program that element is primarily intended to promote:

Element	Attract, Retain and Motivate The Best Possible Executive Talent	Align Executive Compensation With Our Corporate Business Objectives and Operational Goals	Promote The Achievement of Key Operational and Financial Performance Measures	Align Executives’ Incentives With The Creation of Shareholder Value
Base Salary	X
Annual Cash Incentive Bonuses	X	X	X	X
Time-Based Restricted Stock Unit Awards	X			X
Insurance, Retirement And Other Employee Benefits	X
Severance and Change-Of-Control Benefits	X			X

Discussion and Analysis of Decisions and Policies

The Compensation Committee of the Board oversees our executive compensation program. In this role, the Compensation Committee approves all compensation decisions relating to our executive officers. For a discussion of the processes and procedures followed by the Compensation Committee see “Corporate Governance—Board Committees—Compensation Committee” above.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. The Compensation Committee, after considering the factors described below, including information from prior years provided by the Compensation Committee’s independent compensation consultants, structures our compensation packages for executive officers to achieve an appropriate level and mix of short and long term incentives, including cash and non-cash incentives.

Under the terms of its charter, the Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Compensation Committee. In the fiscal year ended July 31, 2011 (“fiscal 2011”), the Compensation Committee engaged an independent compensation consultant, Towers Watson & Co. (“Towers Watson”), to assist in determining base salary and incentive compensation for our executive officers and Board compensation for fiscal 2012. Towers Watson was paid approximately $46,000 for their services. Towers Watson was engaged to analyze competitive market compensation levels, compensation plan design practices, and a competitive assessment for outside director and executive officer compensation. The assessment was conducted at the total direct compensation level, including base salary, target annual incentives, and long term incentives. The Compensation Committee determined that the information received from Towers Watson and other compensation data publicly available to the Compensation Committee was sufficient to assist the Compensation Committee in setting compensation for the fiscal year ended July 31, 2013 and for fiscal 2014, and accordingly, did not engage a compensation consultant for those fiscal years.

In fiscal 2014, the Compensation Committee engaged an independent compensation consultant, Radford Consulting, Inc. (“Radford”), to assist in determining base salary and incentive compensation for our executive officers for the fiscal year ended July 31, 2015 (“fiscal 2015”). Radford was hired to assist in the review and development of a peer group to be used for compensation decisions and provide an independent review of our executive compensation programs, including an analysis of the competitive market. Radford was paid approximately $18,000 for their services.

Benchmarking

The Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are competitive with those of other companies in our industry that compete with us for executive talent. In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by a peer group of publicly traded companies in the semiconductor and semiconductor equipment industry developed by the Compensation Committee and previously engaged independent compensation consultants, including Towers Watson. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies the Compensation Committee believes are generally comparable to us in market capitalization and annual revenues, and against which the Compensation Committee believes we compete for executive talent. The companies included in this peer group for determining fiscal 2014 compensation were:

Advanced Energy Industries, Inc.	Cascade Microtech, Inc.	FEI Company

Entegris, Inc.	Cohu, Inc.	Photronics Inc.

Brooks Automation, Inc.	Electro Scientific Industries, Inc.	Veeco Instruments Inc.

For fiscal 2015, the companies included in our peer group for determining fiscal 2015 compensation included all of the companies in our 2014 peer group and also included Rudolph Technologies, MKS Instruments, and Kulicke and Soffa Industries, Inc.

The Compensation Committee generally targets overall compensation at the median paid to similarly situated executives of the companies in the peer group, and the overall compensation for our executives in fiscal 2014 was within this range based on the information available to the Compensation Committee from public sources. Variations to this general target may occur as dictated by the experience level of the individual and market factors.

At our 2013 Annual Meeting of Shareholders, approximately 96% of the votes cast approved the compensation of our named executive officers as disclosed in the proxy statement delivered to our shareholders in connection with the 2013 Annual Meeting. We understood this to mean that shareholders generally approved of our compensation policies and determinations in fiscal 2013.

However, our Compensation Committee still undertook a review in August 2013 of our compensation policies and determinations following the 2013 Annual Meeting of Shareholders. After review and taking into consideration evolving best practices in executive compensation by public companies generally, upon the recommendation of our Compensation Committee, we determined not to make any significant changes to our executive compensation decisions and policies at that time. The Compensation Committee periodically reviews the goals we would like to achieve through our executive compensation practices and explores ways to modify those practices to either achieve new goals or to enhance our ability to achieve existing goals. Following the completion of the Acquisition in December 2014, our Compensation Conducted a review of our executive compensation practices in February 2014, and in connection with this review determined that modifications to our executive compensation practices were needed in order to properly compensate and incentivize our executive officers to achieve the specified integration goals with respect to the Acquisition. The February 2014 modifications to our executive compensation practices are further described below.

Components of our Executive Compensation Program

Base Salary

In connection with its August 2013 review of our compensation policies, the Compensation Committee considered the industry comparables, historical data presented by Towers Watson for fiscal 2012, and the factors identified above, and the pendency of the Acquisition, and decided at that time to not make any changes to executive base salaries, which in fiscal 2013 were targeted near the median of the range of salaries for executives in similar positions at companies within our peer group for fiscal 2013. Based on this information, the Compensation Committee did not adjust base salaries for the named executive officers at the commencement of the fiscal 2014.

In connection with its February 2014 review of our executive compensation practices, the Compensation Committee considered adjustments to the base salaries of our named executive officers for the balance of fiscal 2014. In establishing base salaries for this period, the Compensation Committee again considered the information and factors that it had considered in connection with its August 2013 review, and also considered the impact of the Acquisition on the roles and responsibilities of our executive officers and on our operations, the economic environment of the semiconductor market as a whole, the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual and the base salary of the individual in prior years, and conducted a review of publicly available information. Based on these factors the Compensation Committee determined to increase Mr. Gallenberger’s base salary from $380,400 in fiscal 2013 to $410,000 in fiscal 2014, effective as of March 1, 2014, as a result of his promotion to the position of Senior Vice President, Chief Operating Officer and Chief Financial Officer of the Company and in recognition of his additional responsibilities following the Acquisition. The Compensation Committee also increased Mr. Wigley’s base salary from $260,000 in fiscal 2013 to $275,000 in fiscal 2014 in recognition of his changed roles and responsibilities following the completion of the Acquisition, including his transition from Vice President of Marketing to Vice President of the Company’s semiconductor ATE group. The Compensation Committee determined that no changes were needed to the base salaries of the other named executive officers for fiscal 2014.

In connection with a review of our executive compensation practices in August 2014, the Compensation Committee considered adjustments to the base salaries of our named executive officers for fiscal 2015. In establishing base salaries for this period, the Compensation Committee again considered the information and factors that it had considered in connection with its August 2013 and February 2014 reviews, a report and recommendations on executive compensation produced by Radford for fiscal 2015, and a review of publicly available information. The Compensation Committee determined that no changes were needed to the base salaries of the named executive officers and that base salaries for all named executive officers would remain the same in fiscal 2015.

The annual base salaries of our named executive officers for fiscal 2013, fiscal 2014 and fiscal 2015 are set out in the table below:

Name and Title	Fiscal 2015	Fiscal 2014	Fiscal 2013
David G. Tacelli	$600,000	$600,000	$600,000
President and Chief Executive Officer
Mark J. Gallenberger	$410,000	$380,400	$380,400
Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer
Pascal Rondé (1)	$367,677	$367,677	$349,372
Senior Vice President, Global Customer Team
Stephen R. Wigley (2)	$275,000	$260,000	$240,000
Vice President, Semiconductor ATE Group
Peter Rood (3)	—	$295,200	$295,200
Vice President, Product Development and Operations

(1)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euros. For the purpose of this disclosure we converted (i) the fiscal 2013 Euro amounts to U.S. Dollars at an exchange rate of 1.2939716 U.S. Dollars per Euro, which is the August 1, 2012 to July 31, 2013 average, and (ii) the fiscal 2014 and 2015 Euro amounts to U.S. Dollars at an exchange rate of 1.361765 U.S. Dollars per Euro, which is the August 1, 2013 to July 31, 2014 average.

(2)	Mr. Wigley served as an executive officer of the Company until February 26, 2014. In connection with a restructuring of our management organization following the completion of the Acquisition, Mr. Wigley transitioned to a new role as the Company’s Vice President of the Semiconductor ATE Group. As a result of this transition, Mr. Wigley ceased serving as an executive officer of the Company as of February 26, 2014.
(3)	Mr. Rood retired from the Company on October 31, 2013.

Annual Cash Incentive Bonus Plan

The variable cash incentive component of our executive compensation program is intended to provide compensation for the achievement of performance metrics that the Board has determined are important to us and our shareholders. In February 2014, our Compensation Committee approved the 2014 Bonus Plan, which is intended to provide compensation for the achievement of performance metrics tied to the achievement of specified integration goals with respect to the Acquisition, as measured by our pro-forma earnings before interest and taxes, excluding accruals for profit sharing plans, the amortization of purchased intangible assets, and certain one-time charges, such as acquisition costs, restructuring costs, and purchase accounting charges (referred to as “Adjusted Earnings”) during the period following the closing of the Acquisition through July 31, 2014, and annualized cost savings realized from the Acquisition. The Compensation Committee believes that Adjusted Earnings and annualized cost savings realized from the Acquisition are the appropriate metrics to incentivize our executive officers, because they are objective and clear measures of our successful achievement of the Acquisition-related integration goals. The 2014 Bonus Plan replaced and superseded in its entirety our annual cash incentive bonus plan that was applicable to our executives prior to the Acquisition.

The 2014 Bonus Plan provides for the payment of bonuses to our officers, including our executive officers, in amounts that are determined by using a formula based on our Adjusted Earnings, and a sliding scale of the amount of annualized cost savings realized from the Acquisition. Each executive participating in the 2014 Bonus Plan had a target bonus under the 2014 Bonus Plan ranging from 25% to 50% of such executive’s annual base salary. The formula for determining the aggregate amount of bonuses to be paid to the executives under the 2014 Bonus Plan is: (i) our Adjusted Earnings during the period following the closing of the Acquisition through July 31, 2014, which was $20,054,629, plus an amount of the annualized cost savings realized from the Acquisition up to a maximum amount as determined by the Compensation Committee, (ii) multiplied by a targeted percentage amount to be determined by the Compensation Committee, (iii) multiplied by a fraction, the numerator of which is the executive’s annual base salary and the denominator of which is the sum of the annual base salaries of all of the 2014 Bonus Plan participants. Bonus amounts under the 2014 Bonus Plan were capped at a specific multiplier for each of the executive officers, as set forth below:

Executive Officer (1)	Target Cash Incentive Bonus	Multiplier Cap	Maximum Cash Incentive
David G. Tacelli	$300,000	4.0x	$1,200,000
Mark J. Gallenberger	$205,000	3.2x	$656,000
Pascal Rondé (2)	$183,839	2.5x	$459,596
Stephen R. Wigley	$137,500	2.0x	$275,000

(1)	Mr. Rood retired on October 31, 2013 and was not eligible for a bonus under the 2014 Bonus Plan.
(2)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euros. For the purpose of this disclosure we converted his monthly salary using each month’s exchange rate and totaled the monthly USD amounts.

Under the 2014 Bonus Plan, no bonus would be payable to any executive officers if our Adjusted Earnings are equal to or less than $0. The target Adjusted Earnings and annualized cost savings were set by the Compensation Committee for the period following the completion of the Acquisition through July 31, 2014. The Compensation Committee determined that these targets were aligned with our near term Acquisition-related integration goals and were reasonably likely, but by no means certain, to be achieved during growth cycles in the automatic test industry, and significantly challenging to achieve during the cyclical industry downturns during. As a result of the target Adjusted Earnings and annualized cost savings targets being achieved during the period following the closing of the Acquisition through July 31, 2014, cash bonus in the following amounts were paid to Messrs. Tacelli, Gallenberger, Rondé, and Wigley, respectively: $480,969, $328,662, $286,551, and $220,444.

On August 26, 2014, the Compensation Committee approved an Executive Profit Sharing Plan for certain executives of the Company, including our named executive officers (the “2015 Bonus Plan”). For fiscal 2015, the 2015 Bonus Plan will operate in the same manner as the 2014 Bonus Plan, except that annual cash bonuses will be paid to officers in amounts that are determined by using a formula based solely on Adjusted Earnings for the fiscal year, without any annualized cost savings component.

Equity Compensation

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our shareholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the executive’s overall contribution to the Company, the amount of equity previously awarded to and currently held by the executive, the vesting of such awards, the recommendation of management and the recommendation of the Compensation Committee’s independent compensation consultant from prior years. These factors are not assigned specific weights, however, and ultimately the Compensation Committee reaches a subjective determination based on its business judgment. We compare the total value (based on the fair market value of the award as of the determination date) of our RSU grants against market data collected regarding the equity grant practice for the peer group companies listed above under “Benchmarking.” In making equity awards to the named executive officers other than the Chief Executive Officer, the Compensation Committee receives a recommendation from the Chief Executive Officer.

We typically make an initial equity award of RSUs to new executive officers and an annual equity award of RSUs to continuing executive officers as part of our overall compensation program. Initial grants are typically made at the first regularly scheduled meeting of the Compensation Committee following the month in which a new executive officer is hired. Annual grants are typically made at the first regularly scheduled meeting of the Compensation Committee following the end of our prior fiscal year.

We believe that RSUs possess certain advantages as compared to stock options. For example, RSUs provide a more predictable value to employees than do stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of our common stock. In addition, RSUs allow us to more efficiently use the share reserves under our equity plans because each RSU has a higher value than a stock option as a result of not having an exercise price and therefore fewer shares of common stock are needed to provide a retention and incentive value similar to stock options.

The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to confirm that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set at the median for companies in our compensation peer group, and the equity awards to the executive officers for fiscal 2014 met this target. In determining the amount and vesting of the RSU grants for executive officers for fiscal 2014, the Compensation Committee considered the seniority of the individual, the level of the individual’s responsibility and the ability to replace the individual. On November 21, 2013, Messrs. Tacelli, Gallenberger, Rondé and Wigley were granted 160,000, 110,000, 40,000 and 40,000 RSUs, respectively, for fiscal 2014, all of which vest annually over four years. Mr. Rood, who retired on October 1, 2013, was not granted RSUs in fiscal 2014. All grants of RSUs to our executive officers for fiscal 2014 were made by the Compensation Committee under our 2010 Stock Plan.

On February 26, 2014, in recognition of their efforts in connection with the consummation of the Acquisition, Messrs. Tacelli and Gallenberger were granted 50,000 and 25,000 RSUs, respectively, and in recognition of their new roles and responsibilities, Messrs. Rondé and Wigley were granted 10,000 RSUs each. The grants for Messrs. Tacelli and Gallenberger vest in two equal installments, with 50% of the shares vesting on December 1, 2014, and 50% of the shares vesting on December 1, 2015. The grants for Messrs. Rondé and Wigley vest in four equal installments over the four year period following the date of grant.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan and an employee stock purchase plan. Executives, including our named executive officers, are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Under the 401(k) plan, we contribute an amount equal to half of each participating employee’s contribution, up to a maximum of six percent of such employee’s base salary.

Employment and Severance Arrangements

Employment Agreements

In April 2014, we entered into executive employment agreements with each of Messrs. Tacelli, Gallenberger, and Wigley setting forth their initial base salaries, as of the date of their respective executive employment agreements, bonus eligibility, participation rights in any equity or other long-term compensation programs established from time to time by the Company and other employment benefits. Each of Messrs. Tacelli, Gallenberger, and Wigley’s employment is on an “at will” basis and each of their employment can be terminated by us or by the named executive officer at any time, for any reason and with or without notice, subject to the severance provisions in the named executive officer’s employment agreement and the terms of their change-of-control agreements. These agreements generally entitle Messrs. Tacelli, Gallenberger, and Wigley to receive cash severance and continuation of health benefits, among other things, in the event their employment is terminated under specified conditions. Mr. Gallenberger’s agreement replaces and supercedes his prior retention agreement. Messrs. Tacelli and Wigley did not have prior employment agreements.

Mr. Rondé is employed by our subsidiary in France, and pursuant to the Collective Bargaining Agreement of “Metallurgie (ingenieurs et cadres),” which is also applicable to all employees of our French subsidiary, if Mr. Rondé retires from the Company he may be entitled to receive a social payment from the Company. In Mr. Rondé’s case, such social payment could be an amount up to two months of his then current salary. Mr. Rondé is also party to an employment agreement with our French subsidiary. Under the terms of Mr. Rondé’s employment agreement, he is entitled to receive cash severance and continuation of health benefits, among other things, in the event his employment is terminated under specified conditions. In addition, unless waived by us, upon his termination, Mr. Rondé will be subject to a non-competition agreement which will restrict him from working for certain of our competitors for a period of one year following his termination. During this non-competition period, Mr. Rondé will be entitled to receive a monthly payment equal to either 50% or 60% (as determined under French law) of his average monthly salary over the twelve months preceding the month in which he is terminated.

Potential Payments under Severance Arrangements

Executive Employment Agreements

Under the terms of our April 2014 executive employment agreements with each of Messrs. Tacelli and Gallenberger, each executive is entitled to receive the following compensation in the event his employment is terminated by us without cause, or if the executive terminates his employment with the Company for good reason, subject to the executive executing and not revoking a Company provided severance and release agreement:

•	during the 12-month period commencing on the termination date, the Company will continue to pay the executive, in accordance with the Company’s regularly established payroll procedures and practices, the executive’s then-current base salary;

•	on the later of the termination date or the date that is 15 days following the end of the fiscal quarter in which the termination date occurs, the Company will pay the executive a lump sum payment in an amount equal to a pro rata portion of the executive’s target incentive bonus (based on the target bonus percentage in effect as of the termination date);

•	on the later of the termination date or the date that is 15 days following the end of the fiscal quarter in which the termination date occurs, the Company will pay the executive a lump sum payment in an amount equal to the executive’s target incentive bonus (based on the target bonus percentage in effect as of the termination date);

•	solely for purposes of satisfying time based vesting conditions for any then outstanding equity awards, as of the termination date, the executive will be deemed to have been employed by the Company until the date that is 12 months following the termination date, such that the vesting of all such equity awards scheduled to vest during such 12-month period will accelerate and become exercisable or realizable as of the termination date; and

•	provided the executive is eligible for and elects to continue receiving group medical insurance pursuant to the federal “COBRA” laws, and provided the executive continues to pay the share of the premium that the executive paid as of the termination date, for a period of 12 months following the executive’s termination date, the Company will pay the remainder of the insurance premium for the executive’s coverage.

In the event the executive become entitled to severance or benefits under the executive’s change of control agreement with the Company, the executive will no longer be entitled to the severance benefits under the terms of the executive’s executive employment agreement.

Under the terms of our April 2014 employment agreement with Mr. Wigley, Mr. Wigley is entitled to receive the following compensation in the event his employment is terminated by us without cause, or if he terminates his employment with the Company for good reason, subject to him executing and not revoking a Company provided severance and release agreement:

•	during the 6-month period commencing on the termination date, the Company will continue to pay the executive, in accordance with the Company’s regularly established payroll procedures and practices, the executive’s then-current base salary;

•	on the later of the termination date or the date that is 15 days following the end of the fiscal quarter in which the termination date occurs, the Company will pay the executive a lump sum payment in an amount equal to a pro rata portion of the executive’s target incentive bonus (based on the target bonus percentage in effect as of the termination date);

•	on the later of the termination date or the date that is 15 days following the end of the fiscal quarter in which the termination date occurs, the Company will pay the executive a lump sum payment in an amount equal to one-half of the executive’s target incentive bonus (based on the target bonus percentage in effect as of the termination date);

•	solely for purposes of satisfying time based vesting conditions for any then outstanding equity awards, as of the termination date, the executive will be deemed to have been employed by the Company until the date that is 6 months following the termination date, such that the vesting of all such equity awards scheduled to vest during such 6-month period will accelerate and become exercisable or realizable as of the termination date; and

•	provided the executive is eligible for and elects to continue receiving group medical insurance pursuant to the federal “COBRA” laws, and provided the executive continues to pay the share of the premium that the executive paid as of the termination date, for a period of 6 months following the executive’s termination date, the Company will pay the remainder of the insurance premium for the executive’s coverage.

Under the terms of our December 2011 employment agreement with Mr. Rondé, as amended in April 2014, Mr. Rondé is entitled to receive the following compensation in the event his employment is terminated by us, except in the case of gross or willful misconduct, subject to Mr. Rondé executing and not revoking a Company provided settlement agreement:

•	a termination indemnity equal to one year of Mr. Rondé’s gross base salary, inclusive of any amount of dismissal or retirement indemnity that Mr. Rondé may otherwise be entitled to under any applicable collective bargaining agreement;

•	a pro rata portion of Mr. Rondé’s target annual incentive bonus (based on the target bonus percentage in effect as of the termination date); and

•	an amount equal to Mr. Rondé’s target annual incentive bonus (based on the target bonus percentage in effect as of the termination date).

To the extent that we are required to make the severance payments described above to Mr. Rondé, we will not be required to make the social payment under the Collective Bargaining Agreement described above.

Change-of-Control Agreements

Messrs. Tacelli and Gallenberger are also, individually, party to change-in-control agreements with the Company, originally entered into in 1998 and 2000, respectively. Each agreement has a three-year term that extends for one year upon the anniversary date of the agreement unless a notice not to extend is given by us. Under these change-of-control agreements, if a change-of-control of the Company occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change-of-control of the Company. If we terminate the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during such three-year period or for any reason during the 30-day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control), the executive is entitled to receive severance compensation.

The change-of-control agreements define a “Change-of-control” as the acquisition by a person or group of 20% or more of our outstanding stock; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where our shareholders receive 50% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no shareholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

If severance compensation is payable under an executive’s change-of-control agreement, the executive would receive a lump sum cash payment paid within 30 days of termination equal to the sum of (a) our accrued obligations through the date of termination for base pay and prorated bonus based upon the higher of (i) the annual variable incentive compensation paid for the most recently completed fiscal year after the change-of-control or (ii) the average of the annual variable incentive compensation paid for the two of the last three full fiscal years prior to the change-of-control in which such amounts were the highest (the “Highest Annual Bonus”) and (b) an amount equal to one or two times the executive’s then base salary plus the Highest Annual Bonus. Additionally, the executive would also receive continued health benefits for two years and outplacement services.

In the change-of-control agreements, we have also agreed to reimburse the executive for any excise tax due on any severance compensation (whether under the change-of-control agreements or otherwise), including any additional federal, state and local income tax consequences, as a result thereof.

Equity Incentive Plans

Our 2004 Stock Plan and the award agreements thereunder provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control event. In summary, a “change in control event” is defined in the 2004 Stock Plan as: the acquisition by a person or group of 20% or more of our outstanding stock; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where our shareholders receive 60% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board prior to the transaction and after which no shareholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

Credence Systems Corporation’s (“Credence”) 2005 Stock Incentive Plan and the award agreements thereunder also provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control. In summary, a “change in control” is defined in the 2005 Stock Incentive Plan as: the acquisition by a person or group of 50% or more of the outstanding stock of the Company pursuant to a tender or exchange offer that a majority of the non-affiliated members of the Board do not recommend that shareholders accept; or a change of a majority of the Board over a three-year period by reason of contested elections. In addition, the 2005 Stock Incentive Plan provides that all unvested RSUs will become vested in full if such RSUs are not assumed or replaced in connection with a corporate transaction. In summary, a “corporate transaction” is defined in the 2005 Stock Incentive Plan as: a merger or consolidation of the Company in which the Company is not the surviving entity; a sale of all or substantially all of the Company’s assets; the complete liquidation or dissolution of the Company; any reverse merger in which the Company is the surviving entity, but where shareholders of the Company hold less than 60% of the stock of the resulting company; or the acquisition by a person or group of 50% or more of the outstanding stock of the Company.

Our 2010 Stock Plan and the award agreements thereunder provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control event. In summary, a “change in control event” is defined in the 2010 Stock Plan as: the acquisition by a person or group of 20% or more of our outstanding stock; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where our shareholders receive 60% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no shareholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

POTENTIAL PAYMENTS UPON A QUALIFYING TERMINATION AND A CHANGE OF CONTROL

The following table describes the potential payments, benefits and value of acceleration of vesting applicable to RSUs that each of Messrs. Tacelli, Gallenberger, Rondé, and Wigley would be entitled to receive upon a qualifying termination of employment or a change of control assuming the termination occurred on July 31, 2014, the last day of fiscal 2014. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual termination. In addition, our Compensation Committee may, in its discretion, revise, amend or add to the benefits if it deems advisable.

Name	Cash Payment ($)(1)	Value of Accelerated Vesting on Equity Awards ($)(2)	IRC 280G Gross-Up Amount ($)(3)	Continuation of Healthcare Benefits ($)(4)	Outplacement Benefits	Total ($)
David G. Tacelli	$1,680,969	$4,207,500	$—	$49,828	$30,000	$5,968,285
Mark J. Gallenberger	$1,114,132	$2,805,000	$—	$49,828	$30,000	$3,998,948
Pascal Rondé(5)	$838,066	$1,285,625	$—	$—	$—	$2,123,691
Stephen R. Wigley	$564,194	$981,750	$—	$17,535	$30,000	$1,593,476

(1)	This amount, which in the case of Messrs. Tacelli and Gallenberger represents two times the named executive officer’s current base salary plus bonus based on the Highest Annual Bonus; in the case of Mr. Rondé this amount represents the named executive officer’s current base salary plus the cash incentive bonus for fiscal 2014 plus the targeted bonus for fiscal 2015; and in the case of Mr. Wigley this amount represents the cash incentive bonus for 2014 plus the sum of the named executive officer’s current base salary plus the targeted bonus for fiscal 2015 times 50%.
(2)	This amount reflects a valuation of the acceleration of the named executive officer’s outstanding unvested RSUs calculated based on the closing price of our common stock on The NASDAQ Global Market on Tuesday, July 31, 2014. The actual amount received by the named executive officer upon the sale of shares received under RSUs will depend on the market value at the time of such sale.
(3)	The change-of-control agreements with Messrs. Tacelli and Gallenberger provides for our reimbursement of the excise and tax liability due on the separation pay under Sections 280G and 4999 of the Code, which amount is grossed up to cover income taxes due on such reimbursement. Any such amounts would represent amounts due to taxing authorities and would not be retained by the executive. No gross up amounts would have been payable if a qualifying termination occurred on July 31, 2014. The employment agreement with Mr. Rondé does not provide for a gross up to cover any taxes payable by employees, including any such taxes under Sections 280G and 4999 of the Code.
(4)	This value is based on the type of insurance coverage we carried for Messrs. Tacelli and Gallenberger as of July 31, 2014 and is valued at the premiums then in effect.
(5)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euro. For the purpose of this disclosure we converted the fiscal 2014 Euro amount to U.S. Dollars at an exchange rate of 1.361765 U.S. Dollars per Euro, which is the August 1, 2013 to July 31, 2014 average.

ESTIMATED BENEFITS UPON TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

The following table describes the potential payments, benefits and value of acceleration of vesting applicable to RSUs that each of Messrs. Tacelli, Gallenberger, Rondé, and Wigley would be entitled to receive upon a qualifying termination of employment not in connection with a change of control, assuming the termination occurred on July 31, 2014, the last day of fiscal 2014. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual termination. In addition, our Compensation Committee may, in its discretion, revise, amend or add to the benefits if it deems advisable.

Name	Cash Payment ($)(1)	Value of Accelerated Vesting on Equity Awards ($)(2)	Continuation of Healthcare Benefits ($)(3)	Total ($)
David G. Tacelli	$1,380,969	$1,729,750	$24,914	$3,135,627
Mark J. Gallenberger	$943,662	$1,145,375	$24,914	$2,113,945
Pascal Rondé(4)	$838,066	$—	$—	$838,066
Stephen R. Wigley	$564,194	$327,250	$8,768	$903,898

(1)	This amount, which in the case of Messrs. Tacelli, Gallenberger, and Rondé represents the named executive officer’s current base salary plus the cash incentive bonus for fiscal 2014 plus the targeted bonus for fiscal 2015, and for Mr. Wigley represents the cash incentive bonus for 2014 plus the sum of Mr. Wigley’s current base salary plus the targeted bonus for fiscal 2015 times 50%.
(2)	This amount, which in the case of Messrs. Tacelli and Gallenberger, represents a valuation of the acceleration of the named executive officer’s outstanding unvested RSUs that would otherwise vest in the subsequent 12 months, calculated based on the closing price of our common stock on The NASDAQ Global Market on Tuesday, July 31, 2014. In the case of Mr. Wigley, this amount represents the a valuation of the acceleration of the named executive officer’s outstanding unvested RSUs that would otherwise vest in the subsequent 6 months, calculated based on the closing price of our common stock on The NASDAQ Global Market on Tuesday, July 31, 2014.
(3)	This value is based on the type of insurance coverage we carried for Messrs. Tacelli and Gallenberger as of July 31, 2014 and is valued at the premiums then in effect.
(4)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euro. For the purpose of this disclosure we converted the fiscal 2014 Euro amount to U.S. Dollars at an exchange rate of 1.361765 U.S. Dollars per Euro, which is the August 1, 2013 to July 31, 2014 average.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year to our Chief Executive Officer and our three other most highly compensated officers (other than our Chief Executive Officer and Chief Financial Officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. Compensation paid under our annual cash incentive program and from RSUs with time-based vesting does not satisfy the requirements to be qualified performance-based compensation under Section 162(m) of the Code and, as a result, we may be limited in our ability to deduct this compensation. The Compensation Committee reviews the effect of Section 162(m) periodically, and reserves the right to approve compensation that is subject to the deduction limitations when it determines that doing so is in our the best interests and the best interests of our shareholders.

Accounting for Stock-Based Compensation

We have expensed equity grants in accordance with the requirements of the Financial Accounting Standards Board Accounting Standards Codification 718, Share-Based Payment) (“ASC 718”), beginning in 2006. ASC 718 requires companies to record the fair value of equity compensation as a compensation expense in their income statements. Our 2004 Stock Plan and 2005 Stock Incentive Plan, for which equity grants were issued prior to December 2011, and our 2010 Stock Plan, which was approved by our shareholders in December 2010, provide us with flexibility to grant multiple forms of equity-based compensation, which provides us with some opportunity to control compensation expense, as deemed appropriate by the Compensation Committee.

Our Compensation Policies and Practices as They Relate to Our Risk Management

Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee believes that any such risks are mitigated by, among other things:

•	The multiple elements of our compensation packages, including base salary, annual bonus programs and equity awards that vest over multiple years and are intended to motivate employees to take a long-term view of our business.

•	The structure of our annual cash bonus program, which, in fiscal 2014, was based on the achievement of target Adjusted Earnings and annualized cost savings in connection with the Acquisition, encourages decision-making that is in our best long-term interests and the best long-term interests of our shareholders as a whole.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the Compensation Committee has recommended to the Board (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE Mark S. Ain (Chair) Jorge L. Titinger

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation of our Chief Executive Officer, our Chief Financial Officer and for Mr. Wigley and Mr. Rood, who ceased serving as executive officers during fiscal 2014 (such persons are sometimes collectively referred to herein as the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
David G. Tacelli	2014	$600,000	$1,517,100	$480,969	$18,518	$2,616,587
President and Chief Executive Officer	2013	$600,000	$934,400	$—	$18,268	$1,552,668
	2012	$593,750	$924,800	$—	$18,455	$1,537,005
Mark J. Gallenberger	2014	$392,735	$956,850	$328,662	$16,332	$1,694,579
Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer	2013	$380,400	$642,400	$—	$15,047	$1,037,847
	2012	$375,300	$635,800	$—	$15,076	$1,026,176
Pascal Rondé(4)	2014	$367,677	$356,300	$286,551	$14,707	$1,025,235
Senior Vice President, Global Customer Team	2013	$349,372	$233,600	$—	$13,975	$596,947
	2012	$189,540	$833,750	$—	$8,108	$1,031,398
Stephen R. Wigley	2014	$266,254	$356,300	$220,444	$8,797	$851,795
Vice President, Semiconductor ATE Group	2013	$260,000	$233,600	$—	$8,638	$502,238
	2012	$235,000	$231,200	$—	$7,896	$474,096
Peter Rood (5)	2014	$73,800	$—	$—	$2,172	$75,972
Vice President, Product Development and Operation	2013	$295,200	$233,600	$—	$8,414	$537,214
	2012	$291,400	$231,200	$—	$8,665	$531,265

(1)	Represents the aggregate grant date fair value of the stock awards granted during the fiscal year calculated in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the named executive officer with respect to these stock awards. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014.
(2)	Non-equity incentive plan compensation represents amounts payable under our annual cash incentive bonus plan, which is discussed further on page 26 of this proxy statement. As described elsewhere in this proxy statement, no amounts were awarded under the annual cash incentive bonus plan during fiscal years 2012 or 2013.
(3)	Consists of our 401(k) matching funds and the value of excess group life policies for Messrs. Tacelli and Gallenberger. Mr. Rondé’s amounts reflect the value of Mr. Rondé’s car allowance.
(4)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euros. For the purpose of this disclosure we converted his monthly salary using each month’s exchange rate and totaled the monthly USD amounts.
(5)	Mr. Rood retired on October 31, 2013.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2014

The following table sets forth information concerning each award made to a named executive officer during fiscal 2014 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or any other property may be received.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
David G. Tacelli			$0	$300,000	$1,200,000	—	—
	11/21/2013	(1)	—	—	—	160,000	$1,057,600
	02/26/2014	(1)				50,000	$459,500
Mark J. Gallenberger			$0	$205,000	$656,000	—	—
	11/21/2013	(1)	—	—	—	110,000	$727,100
	02/26/2014	(1)	—	—	—	25,000	$229,750
Pascal Rondé			$0	$183,839	$459,598	—	—
	11/21/2013	(1)	—	—	—	40,000	$264,400
	02/26/2014	(1)	—	—	—	10,000	$91,900
Stephen R. Wigley			$0	$137,500	$275,000	—	—
	11/21/2013	(1)	—	—	—	40,000	$264,400
	02/26/2014	(1)	—	—	—	10,000	$91,900

(1)	Represents RSU grants with time-based vesting.
(2)	Computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL 2014 YEAR-END

The following table sets forth information concerning stock options that have not been exercised, RSUs that have not vested and equity incentive plan awards for each of the named executive officers as of July 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David G. Tacelli	32,500	0	$16.26	09/23/2014	50,000	(2)	$467,500
	17,500	0	$23.40	12/08/2014	160,000	(3)	$1,496,000
					120,000	(4)	$1,122,000
					80,000	(5)	$748,000
					40,000	(6)	$374,000
Mark J. Gallenberger	21,666	0	$16.26	09/23/2014	25,000	(2)	$233,750
	11,666	0	$23.40	12/08/2014	110,000	(3)	$1,028,500
					82,500	(4)	$771,375
					55,000	(5)	$514,250
					27,500	(6)	$257,125
Stephen R. Wigley	1,082	0	$16.26	09/23/2014	10,000	(7)	$93,500
	583	0	$23.40	12/08/2014	40,000	(3)	$374,000
	666	0	$12.21	04/13/2015	30,000	(4)	$280,500
					20,000	(5)	$187,000
					5,000	(6)	$46,750
Pascal Rondé					10,000	(7)	$93,500
					40,000	(3)	$374,000
					30,000	(4)	$280,500
					57,500	(8)	$537,625

(1)	Based on $9.35 per share, the closing price of our common stock on The NASDAQ Global Market on July 31, 2014.
(2)	Vests in two equal installments on December 1, 2014 and December 1, 2015.
(3)	Vests in four equal installments on November 21, 2014, 2015, 2016 and 2017
(4)	Vests in three equal installments on August 28, 2014, 2015 and 2016.
(5)	Vests in two equal installments on September 14, 2014 and 2015.
(6)	Final installment vests on October 27, 2014.
(7)	Vests in four equal installments on February 26, 2015, 2016, 2017, and 2018.
(8)	Vests in two equal installments on February 22, 2015 and 2016.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2014

The following table sets forth information concerning the exercise of stock options and the vesting of stock awards during fiscal 2014 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David G. Tacelli	—	—	156,000	$846,080
Mark J. Gallenberger	—	—	105,167	$570,161
Pascal Rondé	—	—	38,750	$304,813
Peter S. Rood (2)			39,778	$215,822
Stephen R. Wigley	—	—	27,084	$143,667

(1)	Value realized upon vesting is based on the closing price of our common stock on The NASDAQ Global Market on the applicable vesting date.
(2)	Mr. Rood retired on October 31, 2013.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information relating to our compensation plans as of July 31, 2014.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in first column)
Equity compensation plans approved by security holders	2,630,512	$8.20	5,274,122	*
Equity compensation plans not approved by security holders	—	—	—

Total	2,630,512	$8.20	5,274,122	*

*	Includes 598,540 shares available for issuance under an employee stock purchase plan that is intended to qualify as such under Section 423 of the Internal Revenue Code. In addition to being available for future issuance upon exercise of options that may be granted after July 31, 2014, 4,675,582 shares under the 2010 Stock Plan may be issued in the form of restricted stock, restricted stock units, stock appreciation rights, performance shares or other equity based awards.

DIRECTOR COMPENSATION

Directors who are not our employees receive cash and equity compensation and reimbursement of their travel expenses for attending meetings. The cash compensation is a combination of a retainer and meeting fees. Directors who are not our employees receive a retainer of $30,000 per year, payable on a quarterly basis, a fee of $3,000 for each Board meeting attended, a fee of $1,500 for each Audit Committee meeting attended, $1,250 for each Compensation Committee meeting attended and $1,000 for each Corporate Governance and Nominating Committee meeting attended. The Chairman of the Board receives an additional $20,000 annual retainer payment, payable on a quarterly basis. The Audit Committee Chairman, the Compensation Committee Chairman and the Corporate Governance and Nominating Committee Chairman receive $3,000, $2,500 and $2,000, respectively, for their attendance at each such committee meeting. In addition to the cash compensation, each non-employee director receives a grant of 12,000 RSUs on or around the date of each Annual Meeting of the Shareholders, for annual board membership, all of which vest fully on the first anniversary of the grant date. Employee directors receive no separate, additional compensation for their services as directors.

The Compensation Committee reviews and makes recommendations periodically to the full Board regarding director compensation. The Compensation Committee evaluates the Board’s annual retainer, meeting fees and equity compensation, and compares these to benchmarking data prepared by its independent compensation consultant in prior years using a similar peer group to the peer group listed above for executive compensation under “Compensation of Executive Officers–Compensation Discussion and Analysis–Benchmarking.”

The following table provides compensation information for fiscal 2014 for each director other than David G. Tacelli, whose compensation is disclosed in the Summary Compensation Table on page 35:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Mark S. Ain	$63,000	$79,320	$0	$0	$142,320
Roger W. Blethen	$75,000	$79,320	$0	$0	$154,320
Roger J. Maggs	$55,000	$79,320	$0	$0	$134,320
Jorge Titinger	$54,000	$79,320	$0	$0	$133,320
Bruce R. Wright	$61,000	$79,320	$0	$0	$140,320

(1)	In November 2013, each non-employee director received a grant of 12,000 RSUs, which will vest on November 25, 2014.
(2)	Represents the aggregate grant date fair value of the stock awards granted during fiscal 2014 calculated in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the director with respect to these stock awards. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014.
(3)	As of July 31, 2014, non-employee directors had the following option awards and stock awards outstanding:

Name	Aggregate # of Shares Subject to Outstanding Option Awards	Aggregate # of Shares Subject to Outstanding Stock Awards
Mark S. Ain	9,332	12,000
Roger W. Blethen	78,166	12,000
Roger J. Maggs	14,999	12,000
Jorge Titinger	—	12,000
Bruce Wright	3,268	12,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NASDAQ rules require us to conduct an appropriate review of all related party transactions which are required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. In its charter, the Audit Committee is given responsibility to review and approve any such related party transactions in accordance with our Business Conduct Policy and NASDAQ rules, including review and oversight for potential conflicts of interest.

We review all relationships and transactions known to us in which we and our directors and executive officers or their immediate family members or other related parties are participants to determine whether such persons have direct or indirect material interests. Our Business Conduct and Ethics Policy contains provisions to identify and disclose related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

During fiscal 2014, no related party transaction requiring disclosure in the proxy statement was identified or submitted to the Audit Committee for approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Based solely on our review of copies of such filings by our directors, executive officers, and 10% shareholders, or written representations from certain of those persons, we believe that all filings required to be made by those persons during fiscal 2013 were timely made.

SHAREHOLDER PROPOSALS

Shareholder proposals to be submitted for vote at the 2015 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to us on or before July 9, 2015 for inclusion in the proxy statement for that meeting. In order to minimize controversy as to the date on which we receive a proposal, we suggest that proponents submit their proposals by Certified Mail—Return Receipt Requested. If a shareholder who wishes to present a proposal at the 2015 Annual Meeting of Shareholders that is not intended to be included in the proxy statement for the 2015 Annual Meeting of Shareholders then the shareholder must provide written notice to the Secretary of the Company no later than September 22, 2015 of such non-Rule 14a-8 shareholder proposal. A proposal that is submitted outside of these time periods will not be considered to be timely and, pursuant to Rule 14a-4(c)(1) under the Exchange Act and if a shareholder properly brings the proposal before the

2015 Annual Meeting of Shareholders, the proxies that management solicits for that meeting will have discretionary authority to vote on the shareholder’s proposal. If a shareholder fails to provide timely notice of a proposal to be presented at the 2015 Annual Meeting of Shareholders, the chairman of the meeting may exclude the proposal from being brought before the meeting. If we change the date of the 2015 Annual Meeting of Shareholders so that it falls on a date that is either more than 30 days before or after December 18, 2015, to be considered timely, any written notice of any such non-Rule 14a-8 shareholder proposal will need to be delivered to the Secretary of the Company a reasonable period of time before the date on which proxy materials for the 2015 Annual Meeting of Shareholders are distributed.

Our By-laws set forth the procedures a shareholder must follow to nominate a director for election at a shareholder meeting. Shareholders who wish to nominate a candidate for director at the 2015 Annual Meeting of Shareholders must provide written notice at least 60 days in advance of such meeting to the Secretary of the Company, together with such information concerning the identity, background and experience of the nominee as the Board may require, along with any other information that may be required in a proxy statement soliciting proxies for the election of the nominee as a director of the Company.

OTHER MATTERS

As of this date, our management knows of no business which may properly come before the 2014 Annual Meeting other than that stated in the Notice of Meeting accompanying this proxy statement. Under our By-laws, the deadline for shareholders to notify us of any proposals or director nominations to be presented at the 2014 Annual Meeting has passed. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice and, if applicable, our proxy materials and 2014 annual report to shareholders may have been sent to multiple shareholders in a household. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials and 2014 annual report to any shareholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials and 2014 annual report, shareholders may write, email or call us at: Investor Relations, Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062; or 781-461-1000. If a shareholder is receiving multiple copies of any of these documents and would like to receive only one copy per household, the shareholder should contact his, her or its bank, broker or other nominee record holder. Alternatively, the shareholder may contact us at the above-referenced address or telephone number.

COLIN J. SAVOY, Secretary

November 6, 2014

APPENDIX A

Articles of Amendment

Xcerra Corporation, having a registered office at 155 Federal Street, Boston, MA 02110 (the “Corporation”), certifies as follows:

FIRST, ARTICLE VI, Section 2 of the Restated Articles of Organization of the Corporation, as amended, are affected by these Articles of Amendment (this “Amendment”).

SECOND, this Amendment was duly adopted and approved on October 21, 2014 by the Board of Directors and on [                         , 2014] by the Shareholders of the Corporation, in each case in the manner required by Massachusetts General Laws Chapter 156D and the Corporation’s Restated Articles of Organization, as amended (the “Restated Articles”).

THIRD, ARTICLE VI, Section 2 of the Restated Articles is hereby amended and restated in its entirety to read as follows:

“2. By-laws. The board of directors may amend, add to or repeal the By-laws, in whole or in part, except with respect to any provision thereof which by law or the By-laws requires action by the shareholders. The By-laws may, but are not required to, provide that in a meeting of shareholders other than a Contested Election Meeting (as defined below), when a quorum is present at the meeting, a nominee for election as a director at such meeting shall be elected to the board of directors only if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (with “abstentions,” “broker non-votes” and “withheld” votes not counted as a vote “for” or “against” such nominee’s election). In a Contested Election Meeting, when a quorum is present at the meeting, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at such Contested Election Meeting. A meeting of shareholders shall be a “Contested Election Meeting” if there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting, determined as of the tenth day preceding the date of the corporation’s first notice to shareholders of such meeting sent pursuant to the By-laws (the “Determination Date”); provided, however, that if in accordance with the By-laws, shareholders are entitled to make nominations during a period of time that ends after the otherwise applicable Determination Date, the Determination Date shall instead be as of the end of such period.”

FOURTH, this Amendment will become effective at the time and on the date when these Articles of Amendment were received for filing.

Signed by

(signature of authorized individual)

☐	Chairman of the board of directors,

☐	President,

☐	Other officer,

☐	Court-appointed fiduciary,

on this [            ] day of [            ], 2014.

Majority Voting By-law Amendment

Section 2.6 of Article II of the By-laws of Xcerra Corporation shall be replaced in its entirety with the following: (Note: In order to make the amendment to the following provisions clearer, the text added has been underlined and made bold, and the text deleted has been marked with a strikethrough.)

Section 2.6. Voting.

(a) Except as otherwise provided by law or the Articles of Organization, at all meetings of stockholders each stockholder shall have one vote for each share of stock entitled to vote and registered in his name and a proportionate vote for a fractional share. Any stockholder may vote in person or by proxy dated not more than six months prior to the meeting and filed with the Clerk of the meeting. Every proxy shall be in writing, subscribed by a stockholder or his authorized attorney-in-fact, and dated. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the corporation receives a specific written notice to the contrary from any one of them. No proxy shall be valid after the final adjournment of the meeting. Voting on all matters, including the election of directors, shall be by voice vote unless voting by ballot is requested by any stockholder. ~~Except as otherwise provided by law, the Articles of Organization, or these By-laws, at all meetings of stockholders all questions shall be determined by a vote of a majority of the shares voting, or, if two or more classes of stock are entitled to vote as separate classes, a vote of a majority of the shares voting of each class voting, present in person or represented by proxy.~~ The corporation shall not, directly or indirectly, vote shares of its own stock.

(b) When a quorum of a voting group is present at any meeting of stockholders, favorable action on a matter, other than the election of Directors is taken by a voting group if the votes cast within the group favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law, the Articles of Organization, these By-laws, or, to the extent authorized by law, a resolution of the Board of Directors requiring receipt of a greater affirmative vote of the stockholders, including more separate voting groups.

(c) Other than in a Contested Election Meeting (as defined below), when a quorum is present at any meeting of stockholders, a nominee for election as a director at such meeting shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (with “abstentions,” “broker non-votes” and “withheld” votes not counted as a vote “for” or “against” such nominee’s election). In a Contested Election Meeting, when a quorum is present at the meeting, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at such Contested Election Meeting. A meeting of stockholders shall be a “Contested Election Meeting” if there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting, determined as of the tenth day preceding the date of the corporation’s first notice to stockholders of such meeting sent pursuant to Section 2.4 of these By-laws (the “Determination Date”); provided, however, that if in accordance with Section 3.2 of these By-laws stockholders are entitled to make nominations during a period of time that ends after the otherwise applicable Determination Date, the Determination Date shall instead be as of the end of such period.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on December 17, 2014.
Vote by Internet
• Go to www.envisionreports.com/XCRA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed and FOR Proposals 2, 3 and 4.

1.	To elect two Class I Directors, each to serve as members of the Board of Directors for three-year terms:												+
			For	Withhold					For	Withhold
	01 -	Bruce R. Wright	☐	☐	02 -	David G. Tacelli			☐	☐

						For	Against	Abstain			For	Against	Abstain

2.	To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement, including the disclosures under the heading “Compensation Discussion and Analysis,” the compensation tables, and any related materials included in the proxy statement.					☐	☐	☐	3.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2015.	☐	☐	☐

4.	To approve an amendment to the Company’s Restated Articles of Organization and By-laws, as amended to date, to implement majority voting for uncontested director elections.					☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — XCERRA CORPORATION

825 University Avenue

Norwood, MA 02062

PROXY FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David G. Tacelli and Mark J. Gallenberger or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on this card all of the shares of common stock of Xcerra Corporation (the “Company”) held of record by the undersigned on October 15, 2014, at the Annual Meeting of Shareholders to be held on December 18, 2014, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the director nominees listed and FOR Proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. However, you must sign and return this card to assure representation of your shares.

Your vote is important. Please vote immediately. If you vote over the Internet or by telephone, please do not mail your card.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE